EXHIBIT 10.5

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of December 22, 2010 by and between DynCorp International (the “Company”) and Steve Gaffney (the “Executive”) (each a “Party” and together, the “Parties”).

WHEREAS, the Executive has been the non-executive Chairman of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Parties wish to establish the terms of the Executive’s employment as Chairman and Chief Executive Officer of the Company.

NOW THEREFORE, in consideration of the premises and mutual considerations herein and for other good and valuable consideration:

1. Employment and Acceptance. The Company shall employ the Executive, and the Executive shall accept employment, subject to the terms of this Agreement, on August 25, 2010 (the “Effective Date”).

2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the fourth anniversary of the Effective Date (the “Initial Term”) and shall renew for one (1) year intervals thereafter (each, an “Extended Term”) unless either Party shall have given written notice to the other at least sixty (60) days prior to the end of the Initial Term or an Extended Term that it does not wish to extend the Term. As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 2 or Section 5. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the date of termination, Base Salary (as defined below), Bonus (as defined below) and other unaccrued benefits shall terminate except as may be provided for in Section 5.

3. Duties, Title and Location.

3.1 Title. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries; provided that, the Executive may engage in the additional activities permitted under Section 3.2 below. The Executive shall serve in the capacity of Chairman and Chief Executive Officer (“CEO”), and shall report directly to the Board.

3.2 Duties. The Executive will have such duties, powers and authorities as are commensurate with his position as Chairman and CEO of the Company and as may be reasonably assigned by the Board from time to time, consistent with the Company’s By-laws.

The Executive will devote his full working-time and attention (other than due to physical or mental incapacity) to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries. Notwithstanding the foregoing, the Executive may (i) continue to serve as the Chairman of IAP, (ii) remain on the boards, committees and commissions of charitable organizations on which the Executive currently serves as shown on Schedule A, (iii) with the prior written consent of the Board, serve on new boards, committees and commissions of charitable organizations, and (iv) manage his personal investments; provided that such activities do not interfere with the performance of the Executive’s duties or breach Section 6.

3.3 Location. The Executive shall perform his full-time services to the Company and its subsidiaries at the Company’s headquarters, currently located in Falls Church, Virginia; provided that the Executive shall be required to travel to other locations from time to time as required by the Company’s business.

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1 Base Salary.

The Company will pay to the Executive an annual base salary of $2,000,000, payable in accordance with the customary payroll practices of the Company (“Base Salary”). The Base Salary shall be reviewed by the Board or, if so delegated by the Board, by the Compensation Committee of the Board (the “Compensation Committee”) prior to the end of the Initial Term and, if the Agreement is thereafter extended as provided above, on an annual basis.

4.2 Bonus.

With respect to each full fiscal year during the Term, the Executive shall be eligible to receive an annual bonus (the “Bonus”) with a target amount of 130% of the Base Salary (“Target”) and a potential of up to 200% of Base Salary, to be paid at the sole discretion of the Board or, if so delegated by the Board, the Compensation Committee if, in the reasonable view of the Board or the Compensation Committee, the Company achieves or exceeds targeted performance goals. For fiscal year 2011, the Executive shall be eligible to receive a Bonus based on the Company’s performance from the Effective Date through the end of the 2011 fiscal year. The Bonus for each fiscal year during the Term, if any, shall be payable to the Executive within two and one-half months following the fiscal year to which the Bonus relates. Except as otherwise set forth in Section 5, the Executive must be employed with the Company, and not have given notice of resignation, as of the date Bonuses are paid in order to receive a Bonus.

4.3 Equity. The Executive shall be granted a profits interest (the “Award”) in the Company equal to 3.5% of the realized appreciation of the Company in excess of certain thresholds set by the Compensation Committee in its sole discretion. The Award shall be subject to the terms and conditions of the limited liability company agreement of the Company, the profits interest plan (the “Plan”) and an award agreement, including terms regarding vesting and forfeiture to be determined by the Board or the Compensation Committee; provided that, the vesting of the Award will be based on the Executive’s continued employment over a period of four (4) years and will accelerate in the event of a change in control (as such term will be defined in the Plan).

4.4 Participation in Employee Benefit Plans. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans and perquisite programs of the Company, which are available to other senior executives of the Company, on the same terms as such other executives. With respect to paid time off, the Executive will be entitled to the maximum benefit under the Company’s current policy. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company.

4.5 Life Insurance. During the Term, the Company shall maintain an insurance policy on the Executive’s life for the benefit of the Executive and his designated beneficiaries in the amount of $12.5 million (the “Life Insurance Policy”).

4.6 Expense Reimbursement.

(a) The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

(b) The Company shall reimburse the Executive for reasonable costs and expenses relating to his relocation from Florida to Virginia area, subject to receipt of supporting documentation. At the Executive’s election, the Company will also pay for residential security services. With respect to any reimbursement or payment made to or on behalf of the Executive pursuant to this provision, the Executive will be entitled to an additional payment such that the after the payment of all income taxes on such reimbursement or payment and the additional payment, the Executive retains an amount equal to the reimbursement or payment.

(c) The payment or reimbursement of any expense pursuant to this Section 4.6 in one of the Executive’s taxable years shall not affect the amount of the payment or reimbursement of any other expense pursuant to this Section 4.6 in any other of the Executive’s taxable years. Any payment or reimbursement for expenses under this Section 4.6 shall in any event be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

5. Termination of Employment.

5.1 By the Company for Cause or by the Executive For Any Reason (Including due to Executive’s Non-Renewal of the Term). If: (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below) or (ii) the Executive terminates his employment for any reason (including the Executive’s election not to extend the Term) upon at least sixty (60) days prior written notice, the Executive shall be entitled to receive the following:

(a) the Executive’s accrued but unpaid Base Salary to the date of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company and its subsidiaries (other than any severance plans) in accordance with the terms of such employee benefit plans; and

(b) expenses reimbursable under Section 4.6 above incurred but not yet reimbursed to the Executive to the date of termination (together with (a) the “Accrued Benefits”).

For the purposes of this Agreement, “Cause” means (i) the Executive’s conviction for (or a plea of guilty or no contest to) a felony, (ii) one or more acts of willful and intentional dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates, (iii) conduct by the Executive in connection with his employment duties that is fraudulent, unlawful or grossly negligent, (iv) the Executive’s willful engaging in conduct that causes material harm to the Company, its subsidiaries or affiliates, monetarily or otherwise, (v) the Executive’s willful malfeasance or willful misconduct in connection with his service as Chairman of the Board and/or CEO of the Company, (vi) failure by the Executive to comply with the lawful direction of the Board, to the extent not inconsistent with this Agreement, and (vii) material breach by the Executive of this Agreement and/or the Company’s policies, which breach, if curable, is not cured within ten (10) days after written notice thereof by the Board.

5.2 Due to Disability. If the Company terminates the Executive’s employment with the Company due to the Executive’s Disability (as defined below), the Executive or the Executive’s estate will be entitled to the Accrued Benefits and, subject to the Executive’s or his estate’s execution without revocation of a valid release agreement in a form acceptable to the Company within forty-five (45) days following the date of termination of the Executive’s employment, beginning on the 60th day following such termination, the Executive or the Executive’s estate shall receive the incremental severance payments set forth in this Section 5.2.

(a) payment for accrued unused vacation days, payable in accordance with Company policy;

(b) a severance payment equal to two (2) times the sum of Base Salary and Bonus at Target, payable in twenty-four (24) equal monthly installments;

(c) the unpaid portion of the Bonus, if any, relating to any year prior to the fiscal year of the Executive’s termination, payable in accordance with Section 4.2 above;

(d) continued vesting of the Award for the remainder of the fiscal year of termination; and

(e) reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a maximum of eighteen (18) months, to the extent the Executive or his estate elects such continuation coverage and is eligible and subject to the terms of the plan and applicable law.

For the purposes of this Agreement, “Disability” means the determination by the Company, its subsidiaries or affiliates that, as a result of a permanent physical or mental injury or illness, the Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for (i) 120 consecutive days or (ii) a period of 180 days in any 12-month period.

5.3 Due to Death. If the Executive’s employment terminates due to his death, the Executive’s estate will be entitled to the Accrued Benefits and any benefits under the Life Insurance Policy, in accordance with and subject to the terms of the Life Insurance Policy. In addition, the Executive’s Award shall continue to vest for the remainder of the fiscal year of termination.

5.4 By the Company Without Cause or due to the Company’s Non-Renewal of the Term. If during the Term, the Company (i) terminates the Executive’s employment without Cause (which may be done at any time without prior notice) or (ii) gives written notice to the Executive at least sixty (60) days prior to end of the Initial Term or an Extended Term that it does not wish to extend the Term, the Executive will be entitled to the Accrued Benefits and, subject to the Executive’s execution without revocation of a valid release agreement in a form acceptable to the Company within forty-five (45) days following the date of termination of the Executive’s employment, beginning on the 60th day following such termination, the Executive shall receive the incremental severance payments set forth in this Section 5.4.

(a) payment for accrued unused vacation days, payable in accordance with Company policy;

(b) subject to Section 6.4, a severance payment equal to two (2) times the sum of Base Salary and Bonus at Target, payable in twenty-four (24) equal monthly installments;

(c) the unpaid portion of the Bonus, if any, relating to any year prior to the fiscal year of the Executive’s termination, payable in accordance with Section 4.2 above;

(d) continued vesting of the Award for the remainder of the fiscal year of termination;

(e) reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a maximum of eighteen (18) months to the extent the Executive elects such continuation coverage and is eligible and subject to the terms of the plan and applicable law; provided that if the Executive is eligible to receive coverage from a new employer he shall not be entitled to such reimbursement; and

(f) outplacement services commensurate with the Executive’s rank.

Notwithstanding the foregoing, the Company shall have no obligation to provide the benefits set forth above in the event that the Executive breaches any of the provisions of Section 6.

5.5 In Connection With a Change in Control. In the event that there is a Change in Control (as defined below) of the Company and in connection with such Change in Control, the Successor (as defined below) (x) offers the Executive a Qualified Employment Offer (as defined below) of employment and (a) the Executive accepts such Qualified Employment Offer, the Executive shall not be entitled to any other compensation or benefits under this Agreement (including, without limitation, any payments or benefits under this Section 5) or (b) the Executive does not accept such Qualified Employment Offer, the Company may terminate the Executive’s employment and such termination of employment shall be treated as a termination of employment pursuant to Section 5.1 of this Agreement or (y) does not offer the Executive a Qualified Employment Offer, the Executive and the Company shall remain bound by the terms of this Agreement.

For purposes of this Agreement (except with respect to Section 4.3 where the definition of change in control will be in accordance with the Plan), a “Change in Control” shall mean the sale, transfer or other disposition of all or substantially all of the assets of the Company to another person or entity (the “Successor”), other than a transaction in which the Successor is a person or entity controlling, controlled by or under common control with, the Company or any of its affiliates.

For purposes of this Agreement, a “Qualified Employment Offer” shall mean (x) an assignment of this Agreement to the Successor with non-material modifications to reflect the terms of the Change in Control, if applicable; provided that, the Term of this Agreement shall be changed to not longer than one (1) year from the closing of the Change in Control and the Executive’s resignation at any time after the expiration of such one year term shall be treated as a termination of employment by the Successor without Cause pursuant to Section 5.4 or (y) any other offer of employment acceptable to the Executive.

5.6 Continued Employment Beyond the Expiration of the Term. Unless the Parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Initial Term or any Extended Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated at will by either the Executive or the Company; provided that the provisions of Sections 6, 7, 8 and 9 of this Agreement shall survive any termination of this Agreement or the termination of the Executive’s employment hereunder.

5.7 No Mitigation. The Executive shall be under no obligation to seek other employment after his termination of employment with the Company and the obligations of the Company to the Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation.

5.8 Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

6. Restrictions and Obligations of the Executive.

6.1 Confidentiality. (a) During the course of the Executive’s service to the Company (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries and affiliates (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive’s employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement (unless directed by governmental or judicial authority not to do so), disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 6.1(a) or (iv) to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 6.1(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.4 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries.

(c) It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will assist the Company and its subsidiaries during the period of the Executive’s employment by the Company or its subsidiaries and thereafter (but subject to reasonable notice and taking into account the Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

6.2 Cooperation. During the Term and any period of time for which the Executive is receiving payments pursuant to Section 5 from the Company, the Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body, concerning the Company or its subsidiaries’ or affiliates’ operations.

6.3 Non-Solicitation or Hire. During the Term and, following the termination of the Executive’s employment for any reason, for a period of twenty-four (24) months (the “Non-Solicitation Period”) and the Extended Non-Solicitation Period (as defined in Section 6.4(b)), if applicable, the Executive shall not (a) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a customer of the Company or its subsidiaries, who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who is a prospective customer that has been identified and targeted by the Company or its subsidiaries, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (y) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (b) hire any employee of the Company or any of its subsidiaries or affiliates (a “Current Employee”) or any person who was an employee of or consultant to the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) or directly or indirectly solicit or induce a Current or Former Employee to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity.

6.4 Non-Competition.

(a) The Executive acknowledges and agrees that the Company is a business entity that is a government service provider in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. The Executive further understands that the Company operates throughout the world major programs in aircraft and land systems maintenance, modifications, and operations; base operations; rapid response and long-term contingency operations and logistics support; infrastructure development and operations; broad-based international development; and law enforcement and intelligence training and support (hereinafter, “Competitive Services”). For the purposes of this agreement, a “Competitive Business” is any person or entity which at the time of the Executive’s termination of employment derives, or at any time within the twelve (12) months prior to the Executive’s termination of employment has derived, fifteen percent (15%) or more of its revenues from Competitive Services. Therefore, in light of these understandings the Executive agrees to the following obligations which are reasonably designed to protect the Company’s legitimate business interests without unreasonably restricting the Executive’s ability to seek or obtain employment after the Executive’s employment with the Company terminates.

(b) During the Term and for a period of twenty-four (24) months (the “Non-Competition Period”) following the termination of the Executive’s employment for any reason other than a termination by the Company for Cause, the Executive shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any Competitive Business. Notwithstanding the foregoing, (x) in the event that the Executive’s employment is terminated by the Company for Cause, the Company may elect, within thirty (30) days following such termination, to require the Executive to comply with this Section 6.4 for a period of up to twenty-four (24) months; provided that during such period, the Company pays the Executive in accordance with Section 5.4(b); and (y) in the event that the Executive’s employment is terminated by the Company without Cause, the Executive may provide the Company, at any time following such termination of employment, upon at least thirty (30) days advanced written notice (the “Notice”), that the Executive will no longer comply with this Section 6.4(a) (the date the Executive ceases to comply with this Section 6.4(a) as set forth in the Notice, the “Competition Date”); provided that the Competition Date shall not take effect prior to the first anniversary of the termination of the Executive’s employment. As of the Competition Date, the Company shall no longer be required to provide the Executive any further installments of the severance payment under Section 5.4(b). In addition, upon provision by the Executive of the Competition Date, the Non-Solicitation Period set forth in Section 6.3 shall be extended by the number of days remaining in the Non-Competition Period following the Competition Date (the “Extended Non-Solicitation Period”).

(c) Notwithstanding anything to the contrary, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than two percent (2%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

6.5 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

6.6 Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Notwithstanding the foregoing, nothing in this Section 6.6 shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.

7. Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Sections 5.2 or 5.4 hereof if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive will immediately return to the Protected Parties any such payments previously received under Sections 5.2 or 5.4 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Sections 5.2 or 5.4.

8. Indemnification. The Executive shall be indemnified for his actions or omissions, or any other matters occurring during the term of this Agreement, to the fullest extent permitted by law.

9. Other Provisions.

9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) business days after the date of mailing or one (1) business day after overnight mail, as follows:

(a) If the Company, to:

3190 Fairview Park Drive

Suite 700

Falls Church, VA 22042

Attention: Gregory S. Nixon, Esq., General Counsel

Telephone: (703) 462-7224

Fax: (571) 722-0253

(b) If the Executive, to the Executive’s home address reflected in the Company’s records.

9.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.3 Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which could arguably, in any way, preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

9.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5 Governing Law, Dispute Resolution and Venue.

(a) This Agreement shall be governed and construed in accordance with the laws of New York, without regard to conflicts of laws principles, unless superseded by federal law.

(b) The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. IN ADDITION, TO THE EXTENT PERMISSIBLE BY LAW, THE PARTIES AGREE TO WAIVE A TRIAL BY JURY.

9.6 Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party.

9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

9.10 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

9.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

9.12 Section 409A. Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive’s employment the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and any payments upon such termination under Section 5 hereof will result in additional tax or interest to the Executive under Section 409A, he will not be entitled to receive such payments until the date which is six (6) months after the termination of the Executive’s employment for any reason, other than as a result of the Executive’s death or disability (as such term is defined in Section 409A). In addition, to the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409(A), the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409(A).

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Steve Gaffney
Name:	Steve Gaffney

DYNCORP INTERNATIONAL

By:	/s/ W. Brett Ingersoll
Name:	W. Brett Ingersoll
Title:	Chairman, Compensation Committee

Schedule A

List of Current Boards, Committees and Commissions